As filed with the Securities and Exchange Commission on February 5, 2007

Registration No. 333-139126

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

I-MANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	01-0524931
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

399 Thornall Street, 12th Floor

Edison, New Jersey 08837

(800) 832-0228

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert G. Schwartz, Jr.

Vice President and General Counsel

I-many, Inc.

511 Congress Street, 6th Floor

Portland, Maine 04101-3353

(207) 774-3244

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Jeffrey A. Stein, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Telephone: (617) 526-6000

Telecopy: (617) 526-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 5, 2007

PROSPECTUS

I-MANY, INC.

4,596,229 SHARES OF COMMON STOCK

This prospectus relates to resales of shares of our common stock, including shares of common stock issuable upon the exercise of warrants, that we issued to the selling stockholders identified in this prospectus in a private placement in November 2006. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling shareholders against certain liabilities.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the Nasdaq Global Market under the symbol “IMNY.” On December 1, 2006, the closing sale price of our common stock on Nasdaq was $ 1.88 per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2007.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

-i-

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

I-MANY, INC.

We provide software and related professional services that allow our clients to manage important aspects of their contract-based, business-to-business relationships, including:

•	contract creation, repository, actionable terms tracking, date and event monitoring and reporting;

•	contract compliance management for verification of compliance and accuracy of orders, shipments, invoices, rebates and payments to ensure error-free operations and proper performance-based incentives;

•	cash collection, deductions management and dispute resolution, often based on analysis of agreed to contract terms and conditions; and

•	evaluation of the effectiveness of contracts and business operations.

CORPORATE INFORMATION

We were incorporated in Delaware on April 2, 1998. Our principal executive offices are located at 399 Thornall Street, 12th Floor, Edison, New Jersey 08837, our telephone number at that address is (800) 832-0228 and our Internet address is www.imany.com. The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only. Unless the context otherwise requires, references in this prospectus to “I-many” or the “Company,” “we,” “us,” and “our” refer to I-many, Inc.

THE OFFERING

Common stock offered by selling stockholders	4,596,229 shares of our common stock, including 1,060,663 shares issuable upon the exercise of warrants, held by the selling stockholders, are being offered by this prospectus. All of the shares offered are being sold by the selling stockholders.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. However, upon any exercise for cash of the warrants described herein, the selling stockholders will pay us the exercise price of the warrants.

Nasdaq Global Market symbol	IMNY

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

WE HAVE INCURRED SUBSTANTIAL LOSSES IN RECENT YEARS AND OUR RETURN TO PROFITABILITY IS UNCERTAIN

We incurred net losses of $7.3 million in the year ended December 31, 2004, $9.3 million in the year ended December 31, 2005 and $11.4 million in the nine months ended September 30, 2006, and we had an accumulated deficit at September 30, 2006 of $145.9 million. Our recent results have been impacted by a number of factors, including decisions to defer revenue associated with one of our software products and relatively high research and development expense related to our efforts to resolve deficiencies in that product, and we cannot assure you that we will not be affected by these or other factors in future periods. We cannot assure you that we will achieve sufficient revenues to become profitable in the future.

IT IS DIFFICULT FOR US TO PREDICT WHEN OR IF SALES WILL OCCUR AND WHEN WE WILL RECOGNIZE THE REVENUE FROM OUR FUTURE SALES

Our clients view the purchase of our software applications and related professional services as a significant and strategic decision. As a result, clients carefully evaluate our software products and services, often over long periods. The license of our software products may be subject to delays if the client has lengthy internal budgeting, approval and evaluation processes, which are quite common in the context of introducing large enterprise-wide technology solutions. The length of this evaluation process varies from client to client. Our clients have also shown a growing interest in licensing our software on a subscription basis, which results in deferral of payments and revenues that would otherwise be reportable if a traditional perpetual license were executed. Our revenue forecasts and internal budgets are based, in part, on our best assumptions about the mix of future subscription licenses versus perpetual licenses. If we enter into a larger proportion of subscription agreements than planned, we may experience an unplanned shortfall in revenues or cash during that quarter. A significant percentage of our expenses, particularly personnel costs and rent, are fixed costs and are based in part on expectations of future revenues. We may be unable to reduce spending in a timely manner to compensate for any significant fluctuations in revenues and cash. Accordingly, shortfalls in current revenues, as we experienced in recent quarters, may cause our operating results to be below the expectations of public market analysts or investors, which could cause the value of our common stock to decline.

WE CANNOT GUARANTEE THAT OUR DEFERRED REVENUE WILL BE RECOGNIZED AS PLANNED

In 2005 we became aware of certain deficiencies in the then-current version of one of our software products, which had first been shipped to customers in the fourth quarter of 2004. These deficiencies, which were not identified in pre-release product testing, affected the performance of the software for a portion of our customers, depending on each customer’s particular implementation environment and its intended use of the software. We have generally not recognized revenue from sales of this software product and related implementation services beginning in the third quarter of 2005, except in limited cases. As of September 30, 2006, we have reversed and deferred $2.8 million of otherwise-recognizable license and professional service revenue. We intend to continue deferring revenue in connection with license sales and implementation services for this software product until it has been demonstrated at customer sites that the new release of the software is free of significant performance deficiencies. If we are not successful in resolving these deficiencies on a timely basis, we may not be able to recognize this deferred revenue as we have projected.

OUR CASH POSITION HAS DECLINED AND WILL LIKELY CONTINUE TO DECLINE UNTIL WE RETURN TO SUSTAINED PROFITABILITY

Our future long-term capital needs will depend significantly on the rate of growth of our business, our profitability, the mix of subscription licensing arrangements versus perpetual licenses sold, possible acquisitions, the timing of expanded product offerings and the success of these offerings if and when they are launched. Accordingly, our future long-term cash needs and cash flows are subject to substantial uncertainty. If our current balance of cash and cash equivalents is insufficient to satisfy our long-term liquidity needs, we may seek to sell additional equity or debt securities to raise funds, and those future securities may have rights, preferences or privileges senior to those of the rights of our common stock. In connection with a sale of stock, our stockholders would experience dilution. In addition, we cannot be certain that additional financing will be available to us on favorable terms when required, or at all.

WE EXPERIENCED CHANGES OF SENIOR MANAGEMENT IN 2005 AND 2006, WHICH MAY AFFECT OUR BUSINESS, PARTICULARLY IN THE SHORT TERM

In August 2005, we announced the departure of our Chief Executive Officer and our Chief Operating Officer and the appointment of John A. Rade as a new Chairman of the Board with certain executive powers and Yorgen H. Edholm as a new Acting President and Chief Executive Officer. In February 2006, Yorgen H. Edholm resigned, and Mr. Rade assumed his duties on an interim basis. In August 2006, Mr. Rade was appointed to these duties of President and Chief Executive Officer on a permanent basis. Changes of this nature can create uncertainty and potential disruption to relationships with customers, prospective customers, employees and business partners, particularly in the short term. Our new leadership will need time to become more familiar with the Company and its culture. For at least the next several quarters, this leadership change could have an adverse effect on our business, financial condition and results of operations.

WE NEED TO GROW IN MARKETS OTHER THAN THE HEALTH AND LIFE SCIENCES MARKET FOR OUR FUTURE GROWTH

Our business plan has been to reduce our reliance on the health and life sciences market, which has traditionally been the primary source of our revenues, by increasing sales in our Industry Solutions line of business, our non-health and life sciences business. Revenues from the Industry Solutions segment have comprised 27.3%, 24.4% and 25.7%, respectively, of our consolidated revenues for the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2006. We have not been successful in generating the revenue growth we expected from these markets and we cannot assure you that we will be successful in the future. One of our key software products in the Industry Solutions segment has experienced certain deficiencies which we are working to resolve, and with respect to sales of which we have deferred revenue. See “We cannot guarantee that our deferred revenue will be recognized as planned.”

WE MAY NOT BE SUCCESSFUL IN DEVELOPING OR ACQUIRING NEW TECHNOLOGIES OR BUSINESSES AND THIS COULD HINDER OUR EXPANSION EFFORTS

Despite our intentions to reduce our product research and development efforts to levels more customary for our industry, in the near term we may find it necessary to continue our product research and development efforts at levels similar to current expenditures. We have had quality issues with one of our software products, which have affected our sales and has caused us to defer revenue recognition, and these issues may continue. We may consider additional acquisitions of or new investments in complementary businesses, products, services or technologies. We cannot assure you that we will be successful in our product development efforts or that we will be able to identify appropriate acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders and the issuance of debt could limit our available cash and accordingly restrict our activities.

WE HAVE MANY COMPETITORS AND POTENTIAL COMPETITORS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY

The market for our products and services is competitive and subject to rapid change. We encounter significant competition for the sale of our contract management software from the internal information systems departments of existing and potential clients, software companies that target the contract management markets and professional services organizations. Our competitors vary in size and in the scope and breadth of products and services offered. We anticipate increased competition for market share and pressure to reduce prices and make sales concessions, particularly in our Industry Solutions segment, which could materially and adversely affect our revenues and margins.

WE HAVE MULTIPLE FACILITIES AND WE MAY EXPERIENCE DIFFICULTIES IN OPERATING FROM THESE DIFFERENT LOCATIONS

We operate out of our corporate headquarters in Edison, New Jersey, engineering offices in Redwood City, California and Portland, Maine, and an office facility in London, England. The geographic distance between our offices makes it more difficult for our management and other employees to collaborate and communicate with each other than if they were all located in a single facility, and, as a result, increases the strain on our managerial, operational and financial resources. Also, a significant number of our sales and professional services employees work remotely out of home offices, which adds to this strain.

WE MAY NOT BE SUCCESSFUL IN RETAINING AND ATTRACTING TALENTED AND KEY EMPLOYEES

We depend on the services of our senior management and key technical personnel. The loss of the services of key employees, and the inability to attract new employees to fill crucial roles, could have a material adverse effect on our business, financial condition and results of operations.

OUR EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY MAY NOT BE FULLY EFFECTIVE, AND WE MAY INADVERTENTLY INFRINGE ON THE INTELLECTUAL PROPERTY OF OTHERS

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain the use of information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. We cannot assure investors that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

We are not aware that any of our products infringe the proprietary rights of third parties. We cannot assure investors, however, that third parties will not claim infringement by us with respect to current or future products. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect upon our business, operating results and financial condition.

OUR CHARTER AND BYLAWS COULD DISCOURAGE ACQUISITION PROPOSALS, DELAY A CHANGE IN CONTROL OR PREVENT TRANSACTIONS THAT ARE IN YOUR BEST INTERESTS

Our certificate of incorporation and bylaws state that any action that can be taken by stockholders must be done at an annual or special meeting and may not be done by written consent, and require reasonable advance notice of a stockholder proposal or director nomination. Furthermore, the chairman of the board, the president, the board of directors and the holders of at least 30% of the shares of our capital stock are the only people who may call a special meeting. The amended and restated certificate of incorporation and amended and restated bylaws also provide that members of the board of directors may only be removed by the vote of the holders of a majority of the shares entitled to vote for that director. In addition, the board of directors has the authority, without further action by the stockholders, to fix the rights and preferences of and issue shares of preferred stock. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may limit your ability to approve other transactions that you find to be in your best interests.

OUR STOCK PRICE IS LIKELY TO BE VOLATILE AND COULD DROP UNEXPECTEDLY

The market price of our common stock has been volatile and may continue to fluctuate substantially. As a result, investors in our common stock may experience a decrease in the value of their shares regardless of our operating performance or prospects. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation was often brought against that company. Many technology-related companies have been subject to this type of litigation. Litigation is often expensive and diverts management’s attention and resources.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, other than statements of historical facts, are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “would” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the occurrence of events inconsistent with assumptions underlying our “critical accounting policies” and risks relating to: unforeseen technical or practical impediments to planned software development, which could affect our product release timetable; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect our ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease our base of recurring revenue; the possibility that current economic conditions will not improve as anticipated or will deteriorate; the possibility that extraordinary events outside our control could extend the length of the sales cycle for our products or make the market for our products more unpredictable; and the risk that we will not be successful in opening new markets for our products. We have included these and other important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Any such forward-looking statements represent management’s views as of the date of the document in which such forward-looking statement is contained. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq Global Market listing fees and fees and expenses of our counsel and our accountants.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase common stock. Upon any exercise for cash of the warrants, the selling stockholders will pay us the exercise price of the warrants. The cash exercise price of the warrants is $2.11 per share. The warrants are also exercisable on a cashless basis. We will not receive any cash payment from the selling stockholders upon any exercise of the warrants on a cashless basis.

DILUTION

This offering is for sales of shares of our common stock by our existing stockholders on a continuous or delayed basis in the future. Sales of common stock by stockholders will not result in a change to our net tangible book value per share before and after the distribution of shares by the selling stockholders. Prospective investors should be aware, however, that the market price of our shares may not bear any rational relationship to net tangible book value per share.

SELLING STOCKHOLDERS

The shares of common stock being sold by the selling stockholders consist of:

•	3,535,566 shares of our common stock that we issued to the selling stockholders in a private placement on November 6, 2006; and

•	1,060,663 shares of our common stock issuable upon exercise of warrants to purchase common stock that we issued to the selling stockholders in connection with their purchase of shares of our common stock in the private placement.

In connection with the registration rights we granted to the selling stockholders, we filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of common stock offered by this prospectus or interests therein from time to time on The NASDAQ Global Market, in privately negotiated transactions or otherwise. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreements with the selling stockholders.

The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus forms a part, includes additional shares of common stock that may be issued with respect to the shares of common stock or the warrants described herein as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.

The following table sets forth, to our knowledge, information about the selling stockholders as of November 10, 2006.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of common stock issuable upon exercise of warrants or stock options that are exercisable within 60 days after November 10, 2006 are deemed to be beneficially owned by the person holding the warrants or stock options for purposes of calculating the percentage ownership of that person but are not deemed outstanding for calculating the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in this table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

Name of Selling Stockholder (1)	Shares of Common Stock Beneficially Owned Prior to Offering					Shares of Common Stock to be Beneficially Owned After Offering
	Outstanding Shares	Shares Issuable Upon Exercise of Warrants	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned (2)	Number of Shares of Common Stock Being Offered	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned (2)
Aries Domestic Fund I, LP (3)	17,434	5,230	22,664	*	22,664	0	*
Aries Domestic Fund II, LP (3)	13,644	4,093	17,737	*	17,737	0	*
Aries Master Fund II (3)	44,722	13,416	58,138	*	58,138	0	*
BTG Investments LLC (4)	37,500	11,250	48,750	*	48,750	0	*
CL Harvest, LLC (5)	7,474	2,242	9,716	*	9,716	0	*
Clarion Capital Corporation (6)	126,263	37,878	164,141	*	164,141	0	*
Darwin Partnership (7)	57,660	6,666	64,326	*	28,886	35,440	*
Fallen Angel Partnership (7)	101,535	12,492	114,027	*	54,132	59,895	*
Gagnon 1999 Grandchildren’s Trust STS 2/1/99 (8)	82,230	12,004	94,234	*	52,019	42,215	*
Gagnon Family Partnership (7)	99,015	14,292	113,307	*	61,932	51,375	*
Gagnon Investment Associates (7)	432,830	64,992	497,822	*	281,632	216,190	*
Gagnon Investment Associates Offshore Ltd. (7)	93,990	15,822	109,812	*	68,562	41,250	*
Gagnon Securities LLC P/S Plan and Trust dtd 10/1/00 (7)	6,800	990	7,790		4,290	3,500	*
Harvest AA Capital, LP (5)	9,446	2,833	12,279	*	12,279	0	*
Harvest Capital, LP (5)	56,827	17,048	73,875	*	73,875	0	*

Name of Selling Stockholder (1)	Shares of Common Stock Beneficially Owned Prior to Offering								Shares of Common Stock to be Beneficially Owned After Offering
	Outstanding Shares	Shares Issuable Upon Exercise of Warrants		Total Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned (2)		Number of Shares of Common Stock Being Offered	Total Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned (2)
Harvest Offshore Investors, Ltd. (5)	108,750	32,625		141,375		*		141,375	0		*
Highbridge International LLC (9)	505,051	151,515		656,566		1.3%		656,566	0		*
Iroquois Master Fund Ltd. (10)	252,525	75,757		328,282		*		328,282	0		*
Lois E. Gagnon	294,810	85,798		380,608		*		371,793	8,815		*
Neil Gagnon	466,490	67,363		533,853		1.0%		291,908	241,945		*
Neil Gagnon IRA R/O	72,765	9,105		81,870		*		39,455	42,415		*
New Americans, LLC (5)	17,503	5,250		22,753		*		22,753	0		*
Otago Partners, LLC (11)	85,800	22,740		108,540		*		98,540	10,000		*
The Lois E. & Neil J. Gagnon Foundation Inc. (12)	69,770	10,474		80,244		*		45,389	34,855		*
ZF Partners, L.P. (13)	4,868,627	378,788	(14)	5,247,415	(14)	9.9	%(15)	1,641,415	3,606,000	(16)	6.9	%(16)

*	Less than one percent.
(1)	The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.
(2)	Percentage of beneficial ownership is based on 51,611,026 shares of common stock issued and outstanding on November 10, 2006. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of November 10, 2006, are deemed outstanding for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage for any other person.
(3)	Paramount BioCapital Asset Management, Inc. (“PBCAM”) is the general partner of each of Aries Domestic Fund I, LP and Aries Domestic Fund II, LP, is the investment manager of Aries Master Fund II and maintains the power to vote or dispose of the shares held by Aries Domestic Fund I, LP, Aries Domestic Fund II, LP and Aries Master Fund II. Lindsay A. Rosenwald, M.D. controls PBCAM and maintains the power to vote or dispose of the shares held by Aries Domestic Fund I, LP, Aries Domestic Fund II, LP and Aries Master Fund II.
(4)	Each of Byron C. Roth and Gordon Roth has voting and dispositive power with respect to the shares to be resold by BTG Investments LLC. BTG Investments LLC, an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities..
(5)	Marjorie G. Kellner, on behalf of Harvest Management, LLC, has the power to vote or dispose of the shares held by CL Harvest, LLC, Harvest AA Capital, LP, Harvest Capital, LP, Harvest Offshore Investors, Ltd. and New Americans, LLC.

(6)	Morton A. Cohen maintains the power to vote or dispose of the shares held by Clarion Capital Corporation.
(7)	Neil Gagnon maintains the power to vote or dispose of the shares held by Darwin Partnership, Fallen Angel Partnership, Gagnon Family Partnership, Gagnon Investment Associates, Gagnon Investment Associates Offshore Ltd. and Gagnon Securities LLC P/S Plan and Trust dtd 10/1/00.
(8)	Maureen Drew maintains the power to vote, but has shared dispositive power of, the shares held by Gagnon 1999 Grandchildren’s Trust STS 2/1/99.
(9)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.
(10)	Joshua Silverman maintains the power to vote or dispose of the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.
(11)	Lindsay A. Rosenwald, M.D. maintains the power to vote or dispose of the shares held by Otago Partners, LLC.
(12)	Neil Gagnon and Lois Gagnon maintain the power to vote or dispose of the shares held by The Lois E. & Neil J. Gagnon Foundation Inc.
(13)	Steven L. Fingerhood, as the managing member of SLF Partners, LLC, which is the managing member of ZF Ventures, L.L.C., which in turn is the general partner of ZF Partners, L.P. maintains the power to vote or dispose of the shares held by ZF Partners, L.P.
(14)	Includes 123,995 shares which are being registered on the registration statement, of which this prospectus forms a part, issuable upon the exercise of warrants that are not currently exercisable by ZF Partners, L.P. under the terms of the warrants, which terms provide that the number of shares of common stock that may be acquired by the holder of a warrant upon its exercise shall be limited to the extent necessary that, following such exercise, such holder and any person whose beneficial ownership of common stock would be aggregated with the holder of the warrant for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not beneficially own more than 9.9% of the total number of issued and outstanding shares of common stock. Accordingly, the 123,995 shares issuable pursuant to the exercise of warrants being registered on the registration statement, of which this prospectus forms a part, will not be deemed to be beneficially owned by ZF Partners, L.P. until, and only to the extent that, the number of shares of common stock beneficially owned by ZF Partners, L.P. is not, and following exercise of such warrants would not be, more than 9.9% of the total number of issued and outstanding shares of common stock, which condition may be satisfied as a result of the sale of ZF Partners, L.P.’s shares in this offering.
(15)	Excludes the aforementioned 123,995 shares issuable upon the exercise of warrants that are not currently exercisable by ZF Partners, L.P. and are not deemed to be beneficially owned by ZF Partners, L.P. under applicable SEC rules and regulations.
(16)	Includes the aforementioned 123,995 shares issuable upon the exercise of warrants because ZF Partners, L.P. will not beneficially own more than 9.9% of the total number of issued and outstanding shares of common stock assuming that all shares registered on the registration statement, of which this prospectus forms a part, are sold by ZF Partners, L.P. in this offering.

Relationships with Selling Stockholders

Steven L. Fingerhood, a member of our board of directors, is the managing member of SLF Partners, LLC. SLF Partners, LLC is the managing member of ZF Ventures, L.L.C., which in turn is the general partner of ZF Partners, L.P. Mr. Fingerhood disclaims beneficial ownership in the shares of common stock owned by ZF Partners, L.P.

Gagnon Securities LLC, an existing stockholder of ours, is affiliated with certain of the selling stockholders listed in the table above.

The Selling Shareholders acquired the shares of common stock registered by this Prospectus and the associated warrants on November 6, 2006, pursuant to a Securities Purchase Agreement dated November 1, 2006 (the “Securities Purchase Agreement”) Pursuant to the terms of the Securities Purchase Agreement, we and the Selling Shareholders made representations and warranties regarding matters that are customarily included in financings of this nature. We agreed to indemnify the Selling Shareholders against damages with respect to breaches of representations, warranties, covenants and agreements made by us under the Securities Purchase Agreement and related transaction documents. In addition, pursuant to the terms of the Securities Purchase Agreement, we granted the Investors the right to participate in future offerings of our securities until May 6, 2008, subject to certain exceptions. The warrants issued to the Selling Stockholders will be exercisable until November 2011 at an exercise price of $2.11 per share. In addition, these warrants will be exercisable on a cashless basis under certain circumstances. The description of the terms and conditions of the Securities Purchase Agreement and the warrants set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Securities Purchase Agreement and the form of Warrant attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by this reference.

Other than as set forth above, to our knowledge, no selling stockholder has held any position or office or otherwise had a material relationship with us within the past three years.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. In compliance with the guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible for complying with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by our general counsel, Robert G. Schwartz, Jr.

EXPERTS

The consolidated balance sheets of I-many, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the reports of BDO Seidman, LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 2003 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the Company’s 2003 consolidated statement of cash flows), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.

(1)	Our Annual Report on Form 10-K/A for the year ended December 31, 2005;

(2)	Our Annual Report on Form 10-K for the year ended December 31, 2005;

(3)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

(4)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

(5)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006;

(6)	Our Current Report on Form 8-K filed with the SEC on April 10, 2006;

(7)	Our Current Report on Form 8-K filed with the SEC on July 13, 2006;

(8)	Our Current Report on Form 8-K filed with the SEC on August 22, 2006;

(9)	Our Current Report on Form 8-K filed with the SEC on September 8, 2006;

(10)	Our Current Report on Form 8-K filed with the SEC on November 2, 2006;

(11)	Our Current Report on Form 8-K filed with the SEC on November 7, 2006;

(12)	Our Current Report on Form 8-K filed with the SEC on December 11, 2006;

(13)	Our Current Report on Form 8-K filed with the SEC on January 18, 2007;

(14)	Any other filings we make pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

(15)	The description of our common stock contained in our Registration Statement on Form 8-A dated June 23, 2000, including any amendments or reports filed for the purpose of updating that description.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

I-many, Inc.

511 Congress Street

Portland, Maine 04101

Attention: Investor Relations

Telephone: (207) 774-3244

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by I-many, except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$923
Legal fees and expenses	$15,000
Accounting fees and expenses	$35,000
Miscellaneous expenses	$2,077

Total expenses	$53,000

Item 15. Indemnification of Directors and Officers.

Article SEVENTH of the Registrant’s Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article EIGHTH of the Registrant’s Amended and Restated Certificate of Incorporation sets forth procedures for the indemnification of the officers and directors of the Registrant. Article EIGHTH further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Item 16. Exhibits

EXHIBIT NUMBER	DESCRIPTION
4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(2)	Amended and Restated Bylaws of the Registrant.

5.1(3)	Opinion of Robert G. Schwartz, Jr.

10.1(4)	Securities Purchase Agreement, dated as of November 1, 2006, among I-many, Inc. and the Selling Shareholders.

10.2(4)	Form of Warrant issued by I-many, Inc. to each of the Selling Shareholders.

10.3(4)	Registration Rights Agreement among I-many, Inc. and each of the Selling Shareholders.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3(3)	Consent of Robert G. Schwartz, Jr. (included in Exhibit 5.1).

24.1(3)	Power of Attorney.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-32346) originally filed with the SEC on March 13, 2000.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-30883), as filed with the SEC on June 30, 2005.
(3)	Previously filed.
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-30883), as filed with the SEC on November 2, 2006.

Item 17. Undertakings.

Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edison, State of New Jersey, on February 5, 2007.

I-MANY, INC.

By:	/s/ John A. Rade
John A. Rade
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John A. Rade John A. Rade	President, Chief Executive Officer and Chairman (Principal Executive Officer)	February 5, 2007

/s/ Kevin M. Harris Kevin M. Harris	Chief Financial Officer (Principal Financial and Accounting Officer)	February 5, 2007

/s/ Reynolds C. Bish* Reynolds C. Bish	Director	February 5, 2007

Director
Yorgen E. Edholm

Director
Steven L. Fingerhood

/s/ Murray B. Low* Murray B. Low	Director	February 5, 2007

Director
Mark R. Mitchell

/s/ Karl E. Newkirk* Karl E. Newkirk	Director	February 5, 2007

*By:	/s/ John A. Rade
Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(2)	Amended and Restated Bylaws of the Registrant.

5.1(3)	Opinion of Robert G. Schwartz, Jr.

10.1(4)	Securities Purchase Agreement, dated as of November 1, 2006, among I-many, Inc. and the Selling Shareholders.

10.2(4)	Form of Warrant issued by I-many, Inc. to each of the Selling Shareholders.

10.3(4)	Registration Rights Agreement among I-many, Inc. and each of the Selling Shareholders.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3(3)	Consent of Robert G. Schwartz, Jr. (included in Exhibit 5.1).

24.1(3)	Power of Attorney.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-32346) originally filed with the SEC on March 13, 2000.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-30883), as filed with the SEC on June 30, 2005.
(3)	Previously filed.
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-30883), as filed with the SEC on November 2, 2006.